Exhibit 99.1

Federal Signal Corporation April 2005 Robert Welding, CEO Marc Gustafson, President, E-ONE

•	Good morning. I am delighted to be here to provide a brief update on our progress at Federal Signal, and to introduce Marc Gustafson to those of you who haven’t had the chance to meet him since he joined our company about 6 months ago as President of our Fire Rescue Group.

•	Stephanie Kushner, our CFO, is also here with us today.

•	In our comments today, we will include some forward looking statements including directional comments about the first quarter results which have not been finalized. Please refer to our Annual Report and other public filings for descriptions of risks and uncertainties concerning these forward looking statements.

Revenue by Operating Group Fire Rescue Safety Environmental Tool 2000 0.317 0.22 0.32 0.141 Based on December 31, 2004 year-end revenue Fire Rescue... a leading supplier of fire trucks, aerials, and rescue vehicles Safety Products... the leading supplier of safety, signaling, and communication products in North America Environmental Products... the North American market share leader in vacuum trucks and street sweepers Tool... several leading positions in consumable tooling niches

•	Our business portfolio is diverse from both an operating perspective, and a customer/market perspective, with Fire Rescue being one of our largest segments.

•	I will spend the next few minutes giving you a very brief update on where we stand today in our four segments.

•	Then, I will pass it over to Marc, who will talk about the highlights of his business and the new products that are being exhibited at the show.

Business Update - 2004 Completed "Shrink to Grow" strategy Sharpened focus on organic growth Implemented EV compensation structure Significant changes in leadership

•	In 2004, we successfully completed the first phase of our restructuring plan. We exited unprofitable businesses, divested non-core businesses, and consolidated plants to remove fixed cost.

•	We sharpened our focus on organic growth. We are continuing to improve our market intelligence and advanced product planning processes as we prepare to increase investment in new product development. We are working to strengthen distribution channels, and expand internationally.

•	We developed an Economic Value (EV) measurement system that was launched in January of 2005. Incentive compensation for the company’s top 250 managers will be 100% linked to our success in improving EV.

•	We made significant changes in key leadership positions at Federal Signal, most notably in our Fire Rescue and Refuse businesses.

•	Obviously, we weren’t happy with our financial results for 2004, as earnings were negatively impacted by significant restructuring charges, commodity price increases, and poor performance in fire rescue and refuse. However, incoming orders were up 10% in 2004, and non-U.S. orders rose 17%. We entered 2005 with strong backlog (up 25% compared to the prior year.) Cash flow from operations remained strong at $53 million for the year. Thanks to our restructuring efforts and other changes, we entered 2005 with a stronger, leaner platform on which to build.

Business Update - Operating Groups Fire Rescue - Preble plant closed, progress made in Ocala Safety Products - Exceeded Q4 plan for operating income and met full-year plan. Environmental Products - Continue with restructuring in Refuse, but businesses outside of Refuse performed well. Tool - Revenue up 5% in 2004, new business strong in 2005.
•	Within Fire Rescue... we completed the closure of the Preble, NY plant in December, we’ve made progress in Ocala in terms of stabilizing operations, improving the customer delivery experience, improving truck completions to schedule, and reducing inventory.

•	Safety Products delivered a strong performance, with earnings up 16% on 3% higher sales for the full year 2004. Our parking business gained momentum with its new large airport parking technology, winning a $47 million contract with the Port Authority of New York and New Jersey for three airports.

•	In Environmental Products...for the businesses outside of Refuse, the Group had a great fourth quarter and a great year overall. They beat their plan and prior year results. In Refuse, we are continuing to implement our restructuring plan which I will comment further on in a few minutes.

•	Our tool business continues to be a strong profit and cash contributor.

Refuse Update Rationalizing production sites Stronger municipal budgets Replacing lost revenue from Waste Management with other customers. Significant price increases will bear fruit in 2005

•	At the end of March, as planned, we ceased production of refuse truck bodies in Oshkosh Wisconsin and have consolidated production at our Medicine Hat, Alberta plant. Bookings from the municipal segment were up 20% for the 4Q compared to last year, and we continue to see strength as budgets improve in this segment.

•	Other industrial customers and increased municipal sales are taking the place of lost revenue from Waste Management, as we leverage our strong EPG dealer network.

•	We are maintaining our market share in rear loaders, and in front loaders outside of Waste Management, even though we’ve led the industry in significant price increases introduced during the second half of 2004. So far, the price increases are sticking.

•	We are on track to have Refuse running at a breakeven rate by the end of the year. First quarter results will remain weak since we were still producing at two different locations during the quarter and we still were working through the tail-end of our lower priced backlog. The second quarter will start to show improvement and with further visible progress after that.

FRG Update Turning FRG around is a top priority for FS New leadership team in place Transfer of production from Preble NY plant to Ocala is complete First stainless steel trucks successfully produced in Ocala during Q1 Product rationalization and "structuring" progressing well Production disruptions gradually improving

•	Let’s move on to FRG. I remain fully confident we will turn this business around. This Group has had disappointing results for a number of years, but we now have the right leadership team in place who are a.) getting to the root of the problems that exist and b.) are developing long-term solutions that will lead to profitable and sustainable growth in the coming years.

•	We closed our Preble, NY plant on schedule at the end of December and have transferred production to our Ocala, FL location. Start-up went smoothly and we’ve completed production of the first stainless steel trucks in Ocala in Q1 and are now expanding our stainless offering again.

•	I’m satisfied with our direction and progress on the longer-term fixes, namely the development of the product configurator, but we are not making the kind of progress in the interim that I had hoped in improving throughput. We are doing more and more manual scrubbing — but it is time consuming with only gradual improvements so far.

We are in the process of closing our books for Q1, but I’ll provide a very brief preview for you now. Since there is new information in this presentation we will be posting it on our website this morning and we will be filing it as an 8-K today.

As you know we’ve given only general guidance for the full year because we still have a lot of moving parts from our turnaround initiatives. At this point we are still comfortable with the guidance provided last December, but we are growing more concerned about indications that the U.S. economy will be less robust than the original consensus as a result of high oil prices and the impact of increasing interest rates. In the first quarter, new business in our Tool Group, which we expected to continue to strengthen during the year, was weaker than expected. Much of it is due to the well-publicized problems faced by the major automakers which we now expect to continue in the coming months. Other than that, we’ve seen no pockets of market weakness so far, and in-fact, new business is modestly stronger most everywhere else — but we are concerned going forward about the Industrial markets. However, Municipal markets are still strengthening and we don’t expect that to reverse during the year.

I will emphasize again that the first half will show little improvement from where we were running last year. But significant progress will be visible in the second half. This is because our price increases in Refuse and Fire Rescue are still phasing in to offset last year’s material cost increases, we were still operating two Refuse plants in Q1 and are gearing up this quarter in Medicine Hat with learning curve inefficiencies, and improvement initiatives at FRG are gaining more traction as we go through the year.

The result is that we’re still comfortable with the December range, but it’s increasingly difficult to imagine that we would be coming in at the top end. We’ll have more details in our press release and conference call in a few weeks.

Now I’ll turn this over to Marc so he can describe the exciting new products we are showing at FDIC this year. For those of you who are veterans of the show,you should have observed last year that E-One provided a clear indication of our intention to regain the position of industry innovator. This year, our people are proud to display the fruits of their hard work, and are showing some exciting new hardware to back up the talk. We’ve just begun.

Last October, we introduced Marc Gustafson as the new President of E-One. He brings a wealth of leadership experience to Federal Signal. He was most recently President of American LaFrance. He has also held the positions of President and CEO of Volvo Trucks North America, and Executive Vice President of Sales and Marketing for Mack Trucks.

Prior to his corporate experience, he was a multi-franchised heavy truck dealer in Florida for seventeen years.

Marc has experience in turning around heavy vehicle manufacturing companies and has already had a great impact on our Fire Rescue Group. Since October, he has made significant leadership changes to his team, and we’re very excited about the caliber of people he’s brought on board and their highly-customized heavy vehicle backgrounds.

Good morning and thank you, Bob.

I am very pleased to be here this morning and to talk about some of the products you probably saw on the floor yesterday.

But first, let me talk briefly about the company.

E -180° Plan Priorities: #1: Back to Black ~Turnaround efforts to quickly address operational issues & restore E-ONE profitability. #2: Profitable Growth ~ Aligning company and dealer efforts to aggressively seize market opportunities. #3: Value Up ~ Increase economic value by rethinking our business model and changing the way we manage company resources.

•	E-One’s recent struggles have been no secret. We have a strong brand and a skilled work force but have been struggling with low profitability in our Ocala plant for some time.

•	Coming off a difficult 2004, I am leading the management team initially to restore profitability through a turnaround plan called the E-180 plan. We are stabilizing production and increasing throughput, enhancing margins and improving delivery performance.

•	We are rebuilding our growth platform and will increase share.

•	And as Bob mentioned, we are focusing on adding Economic Value.

E -180° Plan Recent Progress: Q1 NA New Business up 25% as sales force regains focus Production beginning to stabilize New dealer in Texas region Expanded configurator project on track

•	Our first quarter new business in North America is up about 25% versus the same period last year. I believe the impact of the sales management changes are largely behind us and we and our dealers are back on track. I’m encouraged by the increased quote activity and believe our decision not to discount heavily at the end of last year is now paying off. And we have implemented an additional price increase this quarter in view of rising material and fuel costs.

•	Despite the recovery in North American business, the total orders we will report for the quarter will be about flat with last year because of lower orders in Europe. We believe the reduction in Europe is timing rather than representing any adverse market trend.

•	Although we are making progress with production, it has not been fast enough, and we have made further management changes to accelerate progress. First quarter completions were only about 10 % above the same quarter of last year. We have improved on time delivery performance for four consecutive months. Our workforce is responding to the change in direction. We still have a long way to go, but I am confident that we will be able to report progress with each quarter.

•	We are expanding our dealer network and announced this week that we have just added Dooley Tackaberry to represent us in Texas. For those who don’t know them, Dooley Tackaberry has a 30 year history in the fire industry. We welcome them to the E-One family.

•	And, our configurator EZ- One project is gaining momentum. We have enhanced the usability of the system and are on track to have 80% of our trucks configured on this system by year-end.We are off to a good start.

•	Now let me talk about some of our products.

ERV (Emergency Response Vehicle) Pump, tank, and storage in one package. Greater than 700 gallons of water Efficient and flexible storage compartments. Enclosed ladders

•	You’ll see the E-ONE ERV (Emergency Response Vehicle) and the Metro ERV on the floor.

•	We introduced this concept last year, and have made improvements and refinements based on customer feedback.

•	The multi-purpose ERV platform is a truck capable of meeting the demands of fire, rescue, and emergency calls.

•	The advantages of this unit are the tremendous extent of storage, both top level and ground level.

•	All the equipment, including ladders, is totally contained, providing a real security advantage.

Hush ME - Rear Mount Mid-Engine Design Rear Mount Pump Open flat-floor cab design Reduced noise and engine heat Ease of maintenance of the engine components. Balanced and maneuverable

•	We are also displaying our HUSH mid-engine rear-mount rescue-pumper.

•	The “HUSH” designation refers to the placement of the engine, which is separated from the cab, thus offering a quieter environment for the firefighter.

•	The Flat floor cab provides increased flexibility with seating and equipment locations.

•	The mid-engine and rear-mount placement also provides excellent vehicle maneuverability and handling characteristics, which will reduce the overall response time.

•	We see a growing demand for the HUSH mid-engine.

Bronto RLP Articulating Platform Pinpoint platform placement Aluminum body with SideStacker hose bed, 300 tank, 2000 GPM pump and 115' enclosed ladder storage. Highly maneuverable Quick and easy set-up - automatic leveling and no jack pins.

•	The Bronto provides unmatched operational performance with up to 134’ articulating boom, aluminum body construction, 300 gallon tank, and 115’ enclosed ladder storage.

•	The articulation boom provides the ability to place the platform over obstacles and below grade.

•	A shorter wheelbase and up to a 5-foot shorter travel length, versus similar boom length platforms, provide the most maneuverable platform in class.

•	When lives are in the balance and seconds count, the Bronto RLP’s 45 second, auto-leveling, deep penetrating jacking system helps to reduce setup time.

Industrial Rear Mount Pumper Two 2000 GPM Elkhart 8294 monitors with radio remote controls. Pre-engineered rear-mount pump and plumbing. Williams Hot Shot II 300 balance foam system. More maneuverable 174" wheelbase

•	Based on feedback from customer focus groups, this rear-mount industrial pumper packs a lot into a small and maneuverable package.

•	It is equipped with two 2000 GPM radio controlled Elkhart monitors – one for cooling and one for fire fighting

•	It offers a pre-engineered pump/plumbing package including a Williams Foam System, which provides for easy maintenance and predictable performance.

•	As equipped, this truck provides up to 310 feet of water range.

•	With its more maneuverable shorter wheelbase, remote control monitors, and rear-mount pump, the fire fighter can get the fire extinguished quicker.

Saulsbury Non-Walk-In Rescue Saulsbury Non-Walk-In Rescue Stainless Steel body construction Large exterior compartments High strength SS material. Formed body design creates more useable storage space. Maximized compartments for extreme equipment loads.

•	The Saulsbury product is now in production in our Ocala facility as planned.

•	It continues the Saulsbury heritage with a non-corrosive stainless steel formed body construction.

•	The formed body construction provides greater storage capacity with a smaller overall body envelop

•	We are proud to have the Saulsbury brand and plan to expand the available upgrades

E-Logic Multiplex Controller In-cab vehicle management system Windows embedded XP operating system allows for customer installed applications. Integrated 4-camera inputs Standard GPS as standard Centralized location for data reducing space requirements. requirements. requirements. requirements. requirements. requirements. requirements. requirements.

•	I am very excited to be introducing this new in-cab vehicle management system at FDIC.

•	This offers to the firefighter in one location GPS capabilities, pre-scene management capabilities, and inputs for 4 external cameras for scene recording.

•	And the software is Windows XP, which allows the customer to add their own applications.

•	With an optional modem installed, E-Logic facilitated remote vehicle diagnostics allowing factory-trained personnel to troubleshoot the apparatus.

•	When our customers see this as an upgrade option, they almost always order it.

Senses unsafe lateral acceleration Works in conjunction with auto-traction control Automatically engages proper wheel braking, engine de- power and secondary braking. Roll Stability Control

E-One is an early adopter in the fire apparatus industry of this new technology.

Seconds count when responding to calls. Sudden lane changes, quick movements and sporadic drivers all have and effect on how you operate an apparatus. This system constantly monitors changing driving conditions and automatically reduces engine power and applies brakes as the situation demands.

You can see a demo video out on the floor.

Aerial Information System Mission specific screen layouts Aerial and engine information screens Calculates and clearly displays available tip load Provides additional information Provides additional information Provides additional information Provides additional information Provides additional information

E-One’s Aerial Information System (AIS) provides critical mission specific information – quickly and conveniently.

This new technology allows firefighters to constantly monitor available tip capacity, distributed loads, and master stream.

In addition, the AIS monitors real-time ladder position, tip and base temperatures, and breathing air, engine information, just to mention a few.

E-One – helping you manage the entire scene when seconds count.

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